                                                                           10.10

Translation: PMH/14.02.1997



                    LEASING, SERVICING, PROCESSING, SOFTWARE
                      LICENSE AND SOFTWARE SERVICE CONTRACT
                     FOR AUTOMATIC TELLER MACHINES ("ATMs")




                                    Between



                           Service Bank GmbH & Co. KG
                            Theodor-Heuss-Ring 19-21
                                  50668 Cologne
                           (hereinafter called "Bank")



                                      and



         Euronet Services GmbH, a limited liability company in formation
                        Johann-Friedrich-Bottger-Str. 23
                                 63322 Rodermark
                    (hereinafter refereed to as the "Lessor")


           THIS AGREEMENT is made on this 10th day of January, 1997

Translation: PMH/14.02.1997            2



Between


1. The Service GmbH & Co. KG, a German credit institution, organized as a limited partnership, registered in the commercial register of the lower court of Cologne under registration number HRA 13562, having its headquarters at Theodor-Heuss-Ring 19-21, 50668 Cologne, Federal Republic of Germany (hereinafter referred to as the "Bank")

and

2. Euronet Services GmbH, a German limited liability company in formation, having its headquarters at Johann-Friedrich-Bottger-Str. 23, 63322 Rodermark, Federal Republic of Germany (hereinafter referred to as the "Lessor")

NOW, THEREFORE, the Parties hereto agree to conclude the following leasing, servicing, processing, software license and software service agreement in connection with automatic teller machines (hereinafter referred to as the "Agreement"):

                                    RECITALS


(A) The Bank is a credit institution and possesses a full banking license. It has an extended network of branches and self-service centers, through which it lends money (as defined in Article 1, paragraph 1, subparagraph 2, line 2 of the law governing credit institutions ("KWG")) to its customers and customers of other credit institutions. In addition to engaging in other forms of lending, the Bank lends money by means of making cash payments through ATMs which accept ec, debit and credit cards issued by the Bank or other credit institutions.

Translation: PMH/14.02.1997            3




 (B) The Lessor operates a business in which it leases ATMs to credit institutions and renders, as a technical service provider, data processing services in connection with ATMs. The parties hereby recognize that the Bank shall bear any credit risk arising out of the distribution of cash to ATM's users. The bank is the operator of the money machines. The Lessor is hereby prohibited from using or causing to be used any and all advertising or labeling, whether it be on the ATMs or elsewhere, which gives the impression that the Lessor is the operator or co-cooperator of the ATMs.

 (C) The Bank and the GRK Cooperative Computing Center Kassel GmbH entered into a master agreement with on June 21, 1995, as well as subsequently into additional understandings supplementing the master agreement. This master agreement and the supplemental understandings shall continue to apply to those ATMs which the Bank is operating on the date of this Agreement. The Lessor shall perform the obligations required of it in this Agreement only with respect to new ATMs installed after the date of this Agreement.

        Subject to the terms of the preceding recitals, the parties hereby enter into the following leasing, servicing, processing, software license and software service agreement:

Translation: PMH/14.02.1997            4



                                     (S)1

               Leasing of Automatic Teller machines to the Bank


 (1)    Purpose of this Agreement

        (a) The Lessor shall lease to the Bank those automatic teller machines set forth in the equipment list contained in Exhibit 1 hereto (hereinafter referred to as the "ATMs"). The Lessor is obliged to update on an ongoing basis Exhibit 1 hereto by specifying therein for each ATM covered by this Agreement (including those ATMs newly installed during the term of this Agreement) its type and serial number as well as its location and the name of the company or corporate group occupying the premises where the ATM is installed. The Lessor shall delete from Exhibit 1 any and all ATMs which, during the term hereof, should no longer come within the scope of this Agreement. The Bank shall specify the type of ATMs which the Lessor shall lease to the Bank under this Agreement. The product types of leased ATMs will be decided by the Bank. Exhibit 1 shall specify the ATMs' features and capacities.

        (b) The Lessor hereby warrants that no third parties have contractual or property rights as to the ATMs which would interfere with the Bank's use of the ATMs in accordance with the terms of this Agreement.

 2.     Delivery, Place of Installation

        (a) The Lessor shall deliver the ATMs at the location indicated by the Bank.

              The Lessor shall, sufficiently in advance of the delivery date, take those measures necessary to put the ATMs in operation, including the procuring of space for the installation and the performance of those technical tasks in connection with the installation and hookup of the ATMs. The Lessor shall promptly inform the Bank in writing when a given ATM has become operational.

Translation: PMH/14.02.1997            5



              The Lessor shall bear any and all costs incurred in connection with the procurement and the installation of the ATMs.

        (b) The Bank's right to use the ATMs applies with respect to each of those site locations specified in Exhibit 1 hereto. The Bank, however, is entitled to relocate, when it so chooses, one or more of the ATMs to other locations. The Bank shall give the Lessor six months prior notice with respect to the relocation of an ATM. The Lessor shall bear any and all transport and installation costs incurred in connection with the relocation of ATMs. The Lessor's obligations set forth in Article 1, paragraph 1, subparagraph a, line 2 also apply to ATMs which have been relocated in accordance with the terms of this subparagraph.

        (c) Both the Bank and the Lessor are interested in increasing the number of ATM sites. Only the Bank shall open new ATM sites. The bank may, however, in individual cases, request that the Lessor act in the Bank's name or on its behalf in connection with the opening of new ATM sites and as to the entering into contracts for the installation of the respective ATMs.

              Any and all contracts in connection with the installation of ATMs shall be entered into in the Bank's name or on its behalf. In concluding contracts with third parties in connection with the installation of ATMs, the Lessor is obliged to make known to such third parties that the Bank is the operator of the respective ATMs.

              In the event that the Bank authorizes the Lessor to engage in the opening of new ATM sites on the Bank's behalf, the Lessor shall not contact, without the Bank's prior approval, those companies or corporate groups designated in Exhibit 2 hereto on whose premises the Bank then operates ATMs.

Translation: PMH/14.02.1997            6



 (3)    Additional Obligations Assumed by the Lessor

        (a) The Lessor bears the operational and servicing costs in connection with the ATMs. The Lessor shall carry out, or have carried out, the maintenance and washing of the ATMs. The Lessor warrants that the ATMs shall have an uniformed appearance which corresponds with the Bank's expectations.

        (b) The Lessor hereby warrants that the ATMs will conform with the specifications and the performance criteria set forth in Exhibit 1 hereto.

        (c) The Lessor shall immediately remedy any and all defects upon discovery or notice thereof. The Lessor shall perform on work days, during normal business hours, all services necessary to meet its warranty obligations.

        (d) The Lessor shall display the Bank's name and logo, and not its own, on the ATMs' screens and display boards. The labeling appearing on the ATMs must conform with the specimens worked up by the Bank in conformance with those then current guidelines applying to the German ec automated teller machine system. The Bank shall supply the Lessor with that material necessary for the labeling of the ATMs. The Lessor shall not attach or display third party advertising on the ATMs without the Bank's prior consent. Any and all compensation received in connection with third party advertising appearing on the ATMs or components thereof shall be paid to the Bank.


                                     (S)2

              Lessor's Servicing of the Automated Teller Machines


 (1)    Lessor's Obligation to Service the ATMs

Translation: PMH/14.02.1997            7



        (a)   The Lessor undertakes to service and maintain the ATMs listed in
              Exhibit 1 hereto.

        (b) Servicing shall include routine inspection of the ATMs ("preventative maintenance") as well as reparation ("repairs").
              Exhibit 1 sets forth the number of ATMs, as well as their model designation, specifications, and place and date of installation.

 (2)    Scope of the Lessor's Servicing Obligations

        During the term of this Agreement, the Lessor shall keep the ATMs in operating condition and shall carry out those maintenance services necessary to do so.

        (a) The Lessor's servicing obligations include the carrying out of routine diagnostic inspections. During such routine inspections, the Lessor shall clean the ATMs as well as check and, if necessary, adjust and repair the ATM's distribution mechanisms, card scanning devices, and screens.

              In connection with its servicing obligations, the Lessor shall, at the Bank's request, make those technical modifications to the ATMs specified in Exhibit 1 necessary to assure their proper functioning and to maintain sufficient levels of safety.

              To the extent necessary, the Lessor shall, in the performance of its service obligations, replace worn parts with new or new like equivalents.

        (b)   Preventative Maintenance and Repairs also include:

              - The repair of malfunctions or damages caused by force majeure or by the Bank's employees or its independent contractors as a result of (a) improper handling or use of the ATMs, (b) violation of manufacturers' operating

Translation: PMH/14.02.1997            8



                     instructions, (c) the connection of the ATMs to an electricity supply or to other equipment, (d) the use of nonconforming computer equipment or other accessories or
                     (e) interventions or repairs carried out by the Bank or third parties. The Lessor is not obligated pursuant to this subparagraph to repair malfunctions or damages intentionally caused by the Bank or its independent contractors. The Lessor shall repair such intentionally caused malfunctions or damages in return for receipt of reasonable compensation;

              - The installation, relocation or removal of the ATM equipment or of any other accessories, related equipment, attachments or other devices; and

              -      The rebuilding or general overhaul of equipment.

 (3)    Time Frames for the Performance of Service Obligations

        (a) The Lessor shall inspect annually each of the ATMs. Such inspection can occur in conjunction with the reparation of the ATMs.

              The lessor shall prepare for each calendar year a servicing schedule for the respective ATMs and shall present such servicing schedule to the Bank at the end of the proceeding calendar year. The Bank is entitled to demand changes in this servicing plan in order to accommodate its operations.

        (b) The Lessor shall carry out its service obligations on work days during normal business hours. To the extent possible, the Lessor shall perform the servicing at the respective ATM site. The Lessor shall promptly repair any and all malfunctions.

Translation: PMH/14.02.1997            9



                                     (S)3

            Data Processing Services to be Performed by the Lessor


 (1)    Lessor's obligation to Provide Data Processing Services

        The Lessor shall provide the Bank, in accordance with the terms of this Agreement and those specifications set forth in Exhibit 1 hereto, with the automated data processing, as well as advise as to the organization thereof, in connection with the ATMs which the Lessor has provided to the Bank hereunder.

 (2)    Scope of Data Processing Services

        The Lessor and the bank agree that, to the extent possible given the existing organizational structures, routine services will be provided by means of automated data processing (ADV) with respect to the ATMs designated in Exhibit 1 hereto. Such routine services shall include:

        -     Account balance inquiries to the ATMs;

        -     Authorization of the Bank's institutional customers;

        - Transmission of payment requests in conformance with the guidelines of the Central Credit Agency ("ZKA");

        - Transmission of payment requests made by those card companies listed in Exhibit 4 hereto;

        - Processing of transaction amounts generated out of ATM availability/clearing operations and transmissions in the DTA format by means of DTA band or direct file transfers to the LZB designated by the Bank;

        -     Automated equipment surveillance;

        -     Supervision and monitoring of on-going ATM operations;

Translation: PMH/14.02.1997            10



        - Manual equipment surveillance in the event of reports of malfunctioning or the reaching of insufficient operating levels;

        - Support with the handling of complaints and claims made in connection with any and all transactions;

        - Putting into place the systems necessary for the operation of ATMs (including making the application for all essential data and communication hookups; and

        - Services and software for the ATMs pursuant to the software license and service contract.

        The parties may amend this Agreement so as to provide for additional routine services.

 (3)    Downtime

        (a) With respect to the linkup with the ATMs, the Lessor warrants that the central computer system will operate, on an average, no less than:

              -      Time period 1
                     97% of the time during work days from 6:00 a.m. to 10: p.m.;

              -      Time period 2
                     95% of the time during work days from 10:00 p.m. to 1:00 a.m. and during Sundays and holidays from 6:00 a.m. to 1:00 a.m.;

              -      Time period 3
                     90% of the time during work days from 1:00 a.m. to 6:00 a.m. and during Sundays and holidays from 1:00 a.m. to 6:00 a.m.

              The calendar month shall serve as the measurement period for determining the percentage of the time which the system is in operation. The Lessor shall make available to the Bank at the end of each month statistical information in connection with the downtime in order to permit the Bank to determine if the downtime has exceeded the limits set forth above.


          (b) The parties agree that the Lessor is obligated to provide for 100% availability.


              In the event that the Lessor does not obtain the operating levels provided for in subparagraph (a) hereof, the Bank is entitled to reduce the remuneration provided for in Article 5 hereof by the following amounts:


              - 30% in the event of the failure to reach the performance level corresponding to time period 1;


              - 20% in the event of the failure to reach the performance level corresponding to time period 2; and


              - 10% in the event of the failure to reach the performance level corresponding to time period 3.


        (c) In the event the Lessor's central computer system breaks down, the Lessor must provide for another date processing system within a reasonable period, but in no event later that twenty-four hours after the occurrence of the breakdown.




    (4) Supply of Cash for the ATMs


        The Bank shall provide the Lessor with the amounts of cash necessary for the operation of the ATMs. The Lessor or its independent contractors shall, in accordance with the Bank's instructions, transport the cash, install the cash into the ATMs, keep balances and make cash available for pay out.

    (5) Warranty


        (a) The Lessor hereby warrants that all data processing services shall be carried out in accordance with the applicable standards in the industry by means of equipment meeting the most recent technical standards.


        (b) In carrying out its data processing services, the Lessor shall comply with all German norms and regulations (e.g., ISO 8583) as well as with the specifications established by the Cologne Bank Association for ATMs and the regulations applying to the German ec-ATM system ("German ec-ATM" protocols, guidelines and exhibits applying to the agreements concluded with respect to the German ec-ATM system).


                                      (S)4

                     Software License and Service Agreement


    (1) Lessor's Obligations with respect to Software Licensing and Equipment Maintenance


        (a) The Lessor shall install onto the ATMs that software necessary for their proper functioning.


        (b) The Lessor shall acquire in accordance with the Bank's instructions all third party rights of use necessary for the operation of the ATMs. The Lessor shall adapt all necessary software and corresponding documentation in order to accommodate the exchange of data between the Lessor and the Bank. In connection with those rights which the Lessor has obtained from third parties, the Lessor hereby grants the Bank, subject to the following terms and conditions, a fixed term, nonassignable, nonexclusive right of use to the software in connection with the ATMs.

              Exhibit 5 hereto identifies the licensors and specifies the type of equipment on which the software may be run.


        (c) The Lessor shall deliver the software to the Bank in a form which may be read by computer and shall furnish the Bank with the corresponding manuals and instructions.


    (2) Restrictions on Use


        The Bank shall only have the right to use the software within the Federal Republic of Germany.

        The Lessor is entitled, subject to obtaining the Bank's prior approval, to take back or erase data carriers containing out-of-date programs or non longer needed programs. The same applies to out-of-date or no longer needed program documentation.


    (3) Warranty


        The Lessor shall ensure that the software and the program documentation is appropriate for the use specified in this Agreement and conforms with the description of services given to customers at the time of installation.


    (4) Obtaining the Rights to Software and Program Documentation


        (a) The parties hereby agree that the Lessor or authorized third parties shall retain the ownership and copyrights to the software and the program documentation, to the extent that the parties have not agreed otherwise with respect to component parts.

        (b) The Lessor shall defend the Bank against all claims arising out of the infringement of intellectual property rights or copyright as the result of the Bank's use of the software programs in accordance with the terms of this Agreement. The Lessor shall indemnify the Bank for any court cost or damages awarded against the Bank.


        (c) If any claims identified in subparagraph (b) hereof have been brought against the Bank or are likely to be brought against the Bank, the Lessor may substitute the software or program documentation with, or exchange such software or program documentation for, other software or program documentation to the extent that such substitution or exchange remains within reasonable proportions from the point of view of the Bank. In the event that such substitution or exchange cannot be reasonably obtained, and the Lessor cannot obtain a right of use for a reasonable price, either party shall have the right to terminate, without notice a notice period, the license as to the affected software or program documentation. In such an event, the Lessor shall indemnify the Bank from any damages resulting from such termination.


    5.  Maintenance and Servicing of Software


        (a) The Lessor shall maintain and service the software programs listed in Exhibit 5 hereto in accordance with the terms of this Agreement. Maintenance and servicing shall include a routine inspection and servicing program designed to maintain the Bank's software programs in operating order, to repair any malfunctions or defects as well as to adapt the software programs to the Bank's specific needs.


              The Lessor's obligation to provide maintenance and servicing shall extend to the documentation corresponding to the software programs as well as those data material (files and date bank material) listed in Exhibit 5 hereto.

          (b) Specific Duties Falling under the Lessor's Obligation to Provide Maintenance and Servicing:


              - Installation of latest version of all that software called for by this Agreement;

              - Supply of new or adapted documentation in the event of changes in programs;

              - Prompt repair of defects or errors in the software programs or in the corresponding documentation, to the extent that such defects or errors affect the software's operating capacity; and

              - Repair of defects in the programs listed in Exhibit 5 hereto, which defects have come to the lessor's attention by other means than through the Bank's use of the programs.


              The Lessor's obligation to repair malfunctions shall include (a) the removal of the potential causes of malfunctions, (b) the diagnosis of the particular malfunction and (c) the elimination thereof. In the event that such repair is not possible through reasonable means and effort, the Lessor shall render the software operational by means of circumventing the malfunction or defect. The elimination of an error in a software-program shall also include the correction of the respective documentation and manuals.


    (c) The Lessor shall perform the servicing and maintenance on weekdays during normal business hours. The Lessor shall use qualified personnel to perform the servicing and maintenance, and such personnel must be familiar with the software programs and documentation listed in Exhibit 5 hereto.

Translation: PMH/14.02.1997            16



        The Lessor shall make available to that personnel performing the servicing and maintenance the most modern and advanced tools and diagnostic equipment in order to assure prompt and effective maintenance and servicing. Upon request, the lessor may call upon the Bank's data processing service for assistance. The Lessor shall reimburse the Bank in full for any and all costs resulting from any such assistance requested by the Lessor, including personnel costs, travel and hotel costs and any other expenditures


                                     (S)5

                           Compensation to the lessor


The Bank shall compensate the lessor for the services which the latter provides hereunder. The compensation shall be calculated in lump sums, which shall be deemed to compensate the Lessor in full for all services which it is obligated to perform under this Agreement.


The method of calculating the Lessor's compensation is set out in detail in
Exhibit 6 hereto. This method shall be adjusted on a monthly basis in order to take into account changes in circumstances, in particular changes in the amount of the average cash withdrawal from the ATMs.


Notwithstanding the Bank's right to terminate this Agreement pursuant to Article 14, paragraph 3, the parties shall re-negotiate the terms of the method of calculating the Lessor's compensation provided for in Exhibit 6 in the event that the Bank or an affiliate thereof, as defined in Article 15 (and thereafter) of the Law on Company Shares or in Article 290 of the Commercial Code, takes or transfers, directly or indirectly, a significant participation in the Lessor or an affiliate thereof, as defined in Article 15 (and thereafter) of the Law on Company Shares or in Article 290 of the Commercial Code. Significant participation shall mean for purposes of this paragraph any and all direct or indirect participation in the capital, or any and all control over voting rights, to the extent that the percentage of such participation and/or voting rights, or aggregate thereof, results in (a) attaining a participation and/or voting rights, or aggregate thereof, of 5% or more or (b) divesting of a participation and/or of voting rights so as to have a participation and/or voting rights, or aggregate thereof, of less than 5%.

Translation: PMH/14.02.1997           17


                                     (S)6

                         Proper Performance of Services


    (1) Principles of Proper Bookkeeping and Data Processing


        The Lessor undertakes to carry out the bookkeeping services required of it under this Agreement in accordance with accepted accounting principles. The Lessor shall conduct, at its on cost, on a regular basis, reviews of the date processing, to the extent it has a right of access thereto. The Lessor shall automatically provide the Bank with a copy of such reports promptly upon their completion. The Lessor shall inform the Bank in writing as to planned reviews.


        In addition thereto, the Lessor shall undertake reviews of data processing when requested to do so by the Bank. The Lessor shall give the auditors appointed by the Bank access to material documents and shall provide such auditors with the necessary copies. The Lessor shall give the auditors, subject to reasonable notice, access to its offices. The Lessor shall bear all costs and expenses arising out of such audits.


    (2) Security with respect to Data Processing


        The Lessor undertakes to take adequate security measures with respect to all services which it shall perform under this Agreement. The Lessor shall take at all times the following security measures with respect to all data in its possession:


        - ensure that all processes can be duplicated and modified with reasonable effort;

Translation: PMH/14.02.1997            18



        - ensure that all date which is essential for the prosecution of claims is recorded and can be reconstructed so that in an emergence the processing of such claims can be carried out in a reasonable time period;


        - ensure the availability of corresponding program documentation, organizational handbooks and emergency procedures.


        Principal and backup data shall be recorded by means of at least two complete system runs, conducted one after the other, from the point in time of the last system run.


        In order to protect against the loss of data, the Lessor shall store the principal data in its possession in a separate archive apart from the backup data, so that in the event of a loss of all or part of the principal data, the Lessor will be able to retrieve the backup data for a period of up to a week. The Lessor undertakes to install and implement safety mechanisms and emergency procedures, and to test and update these mechanisms and procedures on a regular basis.


    (3) The Lessor also undertakes to comply with, in connection with the performance of its contractual obligations hereunder, any and all regulations pertaining to banking activities; e.g., the law governing credit institutions (KWG) as well as those rules, procedures, announcements, instructions, regulations and guidelines issued by the federal agency responsible for the supervision of credit institutions (Bundesaufsichtsamtes fur das Kreditwesen).

        The lessor hereby undertakes immediately to report to the Bank and to cure any and all violations of the above mentioned regulations or directives which have come to the Lessor's attention through its own initiative, through notice by the Bank or as a result of auditing or inspection activities.

Translation: PMH/14.02.1997            19


    (4) To the extent that the Lessor is obligated hereunder to keep documents belonging to the Bank, the Lessor is subject to those legal duties and requirements concerning the keeping of banking records.


    (5) In order to enable the Bank to determine whether the Lessor has fulfilled its obligations under paragraphs (1) and (2) hereof, the Lessor is obliged to provide all that necessary documentation requested by the Bank.


    (6) The Lessor shall be solely responsible, in particularly with respect to customers and regulatory agencies, for assuring that the accounting is conducted in conformance with accepted standard accounting principles.


                                     (S)7

                       Confidentiality of Business Records


    (1) The Lessor shall, in performing its duties hereunder, comply with applicable federal and state laws concerning the confidentiality of business records as well as with the laws and regulations concerning banking secrecy.


    (2) Upon the Bank's written request, the Lessor shall undertake the following:

        (a) Supply information concerning (a) customer data which the Lessor has processed or received from the Bank and (b) data files and data collected on specific persons or groups of persons;


        (b)   Correct customer data;


        (c)   Block the further processing or use of customer data; and


        (d)   Erase customer data.

Translation: PMH/14.02.1997            20


    (3) The Lessor hereby acknowledges that the duties set forth in paragraph 2 hereof apply to claims which third parties may bring against the Bank. The Lessor is not entitled to refuse to perform these duties on the grounds that it has certain rights with respect to the Bank.


    (4) The Lessor undertakes to return to the Bank upon termination or expiration of this Agreement any and all data carriers or documentation which the Bank gave to the Lessor. The same obligation applies to any and all documentation containing customer data which the Lessor processed pursuant to the execution of its obligations hereunder. The Lessor shall delete from its documentation, computer systems and storage equipment any and all data which the Lessor has processed on behalf of the Bank. Such deletion shall be carried out in such a manner that the deleted data can not be retrieved or reproduced.


    (5) The Lessor is not entitled (a) to refuse to carry out its duties under paragraph 4 hereof or (b) to assert a right of retention as to the data carriers or documentation set forth in paragraph 4 hereof on the grounds that it has certain rights against the Bank.


    (6) The Lessor and the Bank agree that any and all customers, to the extent the Lessor has received or accumulated data with respect thereto, has a direct cause of action against either party hereto should such party breach its obligations owed to the other party hereunder (Article 328, paragraph 1 of the German Civil Code).


    (7) The Bank shall have the right at any time to investigate, either itself or through a third party, whether the Lessor has complied with the provisions of paragraphs 1 through 6 hereof. The Lessor undertakes to give the Bank access to its documents, office space and computer systems, as well as to support the Bank in every manner, in connection with the Bank's conducting such investigations.

Translation: PMH/14.02.1997           21


                                      (S)8

                           Confidentiality and Secrecy

 (1) The Lessor undertakes to keep confidential any and all documentation, information and data concerning the Bank or third parties in conformance with the federal law on the confidentiality of business records. In particular, the Lessor shall not exploit or use for advertising purposes addresses or other information as to an individual's identity obtained in connection with the Lessor's operation of the ATMs. This obligation as to confidentiality shall remain in effect after the termination or expiration of this Agreement and after completion of the corresponding ATM transactions carried out pursuant to this Agreement.

 (2) The Lessor hereby acknowledges that the customer data which it has processed or received from the Bank or third parties can fall within the scope of the bank secrecy laws. The Lessor undertakes to keep confidential this customer data and not to disclose or grant access to this data to unauthorized persons or entities. The duty to uphold the bank secrecy laws applies not only to the processing of protected data in the Lessor's central computer, but also to the transporting or sending of such data by electronic means.

 (3) The Lessor shall require its personnel and independent contractors to undertake in writing to keep confidential, and to respect the bank secrecy laws in connection therewith, any and all documentation or information which the Lessor received as a result of, or in connection with, the conclusion, performance or termination of this Agreement or as a result of, or in connection with, the individual ATM transactions undertaken pursuant to this Agreement. The lessor shall require its personnel and

Translation: PMH/14.02.1997           22


         independent contractors to undertake in writing not to process or use customer data for a purpose other than the one specified in this Agreement nor to disclose or give access to such customer data to unauthorized third parties. The Lessor shall ensure that such written undertakings of confidentiality (a) shall survive both the expiration of this Agreement and the completion of the individual ATM transactions provided for hereunder and (b) shall continue to bind the obligor after the date he or she ceases to perform services for the Lessor.


                                     (S)9

                        Federal Bank Supervisory Board


In the event that the Federal Bank Supervisory Board (BAK), the Federal Association of German Banks e.V. or the Central Credit Board (ZKA) subsequently requires the modification of this Agreement, the Lessor will use best efforts to reach agreement with the Bank in order to made such modifications to this Agreement. In the event that the parties can not reach an agreement as to the inclusion of the required modifications into this Agreement, then either party shall has the right to terminate this Agreement, with immediate effect, upon giving written notice (by registered letter with return receipt requested) of its intention to do so. Such a termination shall not affect ongoing ATM transactions.


                                     (S)10

                               Money Laundering


The Lessor hereby acknowledges that the Bank is subject to the binding provisions of the Money Laundering Law (GwG) and the directives, announcements and the regulations pronounced by the Federal Bank Supervisory Board (BAK). The Lessor undertakes to perform its contractual obligations hereunder, to carry out the individual transaction provided hereunder and process such business transaction in a manner which enables the Bank to comply at all times with the binding provisions of the Money Laundering Law (GwG) and the directives, announcements and the regulations pronounced by the Federal Bank Supervisory Board (BAK). The important pronouncements made by the Federal Bank Supervisory Board (BAK) are contained in (a) the BAK's directive of October 26,1994, concerning those measures which credit institutions must take to combat and prevent money laundering (I 5-

Translation: PMH/14.02.1997           23


E100) and (b) the BAK's announcement of January 24, 1995, concerning measures to combat money laundering (I 5-B102) (this directive and announcement are attached as Exhibit 7 hereto).


                                     (S)11

                           Supplemental Obligations

 (1)     Disclosure of Documentation to the Lessor

         To the extent permitted by the laws concerning the confidentiality of business records and bank secrecy, the Bank shall grant the Lessor access to that documentation, and supply the Lessor with that information, necessary to enable the Lessor to perform its obligations hereunder and to carrying out those individual ATM transactions provided for herein.

 (2)     Diverse Obligations

         Each party shall obtain the written prior approval of the other party (both in principle and as to the particular contents) before distributing any and all newsletters, printed material or multiple copies referring to this Agreement or to the parties' business relationship.

 (3) All work which the Lessor is required to perform hereunder shall be carried out by the Lessor's employees or the employees of the equipment manufacturers, in particular the software providers chosen by the Lessor. The Lessor shall ensure that the persons performing this work are qualified therefor and are familiar with the features of the ATMs, in particular the respective software.


                                     (S)12

                             Delays in Performance

Translation: PMH/14.02.1997           24



(1) In the event the Lessor is late in performing one of its obligations hereunder, the Bank is entitled to impose, for each ATM, a penalty of DM 500,00 for each day of delay.

(2) The parties hereby acknowledge that the keeping the ATMs in constant operating order is very important for the Bank's reputation with respect to its customers. Consequently, the Lessor undertakes to repair any defects or malfunctions within 24 hours of learning thereof. In the event the Lessor does not make the necessary repair within 24 hours, the Lessor shall pay to the Bank, per ATM, a penalty of DM 1,000.00 for each day of downtime.

Translation: PMH/14.02.1997           25


                                     (S)13

                                   Liability

(1) The Lessor shall be liable for any damages arising from the wrongdoing (intentional or negligent) of its employees or its independent contractors.

(2) The Lessor is also liable for damages arising from improperly authorized pay-outs as a result of defective CIM readings.

(3) Damages shall include lost profits, increase costs, and indirect and consequential damages.

(4) In the event the Bank should incur damages, the burden of proof is on the Lessor to prove that it did not cause such damages.

(5) The Lessor undertakes to carry for the duration of this Agreement property-damage insurance which shall cover all damages that can be foreseen at the time of the signing of this Agreement. The Lessor shall provide the Bank with a certified copy of the insurance policy before starting to install ATMs. Before installing additional ATMs, the Lessor shall increase the insurance coverage accordingly and shall confirm such coverage increase by mean of providing the Bank with a certified copy of the new insurance policy or the amendment to the existing policy.

(6) The Bank is not liable for its negligence or gross negligence nor for those negligent or grossly negligent acts committed by its employees or independent contractors on the Bank's behalf.

Translation: PMH/14.02.1997           26


                                     (S)14

                       Coming into Force and Termination

(1) This Agreement shall come into force as soon as the Lessor has fulfilled the necessary technical requirements and informed the Bank in writing thereof (tentative date: March, 1997).

(2) Both parties may terminate this Agreement with a 6 month notice period, which shall start to run on the last day of the calendar year in which the notice was given. In no event may a party terminate this Agreement before December 12, 1999. The parties retain the right to terminate immediately this Agreement in the event that the other party commits an important breach of the material terms hereof. Important breaches of material terms include, but are not limited to, the following:

        - In the event that federal, state, county, city or community officials object to the conclusion or execution of this Agreement, or of any of those individual ATM transactions provided for herein, and the party against whom the objection was addressed does not eliminate the cause or, or cease the conduct, which gave rise to the objection within the delay set by the respective officials.

        - The Lessor continues to breach the material terms of this Agreement, or to fail to perform its obligations hereunder, after receiving written notice from the other party to cease the offending conduct or to perform the respective duties.

(3) The Bank is entitled to terminate, without a notice period, this agreement upon giving the Lessor written notice of its intention to do so in the event that the Bank or an affiliate thereof, as defined in
        Article 15 (and thereafter) of the Law on Company Shares or in Article 290 of the Commercial Code, takes or transfers, directly or

Translation: PMH/14.02.1997           27


        indirectly, a significant participation in the Lessor or an affiliate thereof, as defined in Article 15 (and thereafter) of the Law on Company Shares or in Article 290 of the Commercial Code. Significant participation shall mean for purposes of this paragraph any and all direct or indirect participation in the capital, or any and all control over voting rights, to the extent that the percentage of such participation and/or voting rights, or aggregate thereof, results in (a) attaining a participation and/or voting rights, or aggregate thereof, of 5% or more or (b) divesting of a participation and/or voting rights so as to have a participation and/or voting rights, or aggregate thereof, of less than 5%. Should such an event should occur, the Bank may decide to re-negotiate, in accordance with Article 5 of this Agreement, the compensation provisions provided for in Exhibit 6. If the parties fail to reach an agreement in connection with such negotiations as to compensation within one week, the Bank retains the right to terminate this Agreement, without a notice period, in accordance with this paragraph.

(4) The Bank is entitled to exclude from the scope of this Agreement, without a notice period, those ATMs which (a) the Bank has definitively stopped operating or (b) have been stolen, scraped or irreparably damaged.

(5) Any and all terminations pronounced pursuant to the terms of this article must be given in writing in the form of a registered letter with return receipt requested.

(6) The termination of this Agreement shall not affect those ATM transactions commenced prior to the termination.


                                     (S)15

                          Consequences of Termination

(1) In the event of the termination or expiration of this Agreement, the Lessor shall take into consideration that responsibility resulting from the Bank's transactions and shall provide an interim solution in order to assist the Bank in putting into place a new operating structure.

Translation: PMH/14.02.1997           28


(2) The parties shall wind up and bring to an end the contractual relationship during the notice period or, if applicable, during the transition period provided for in paragraph 1 hereof. In the event that such a winding up is not possible for particular reasons, the parties undertake to enter into an agreement that permits a smooth switch over to new operating systems.

(3) Regardless of which party terminates this Agreement, both parties undertake to wind up the contractual obligations in accordance with those written procedures fixed by the parties. These written procedures must correspond in a reasonable manner to the interests of both parties.

(4) The Lessor shall bear the risk and cost of disassembling and recovering the ATMs. The Lessor shall ensure that the ATM sites are in good condition after the removal of the respective ATMs. Article 258 of the Civil code shall apply.

(5) When the Termination becomes effective, the Bank shall return to the Lessor any and all original software provided by the Lessor and any and all complete or partial copies thereof (including modified versions and copies containing other programs as well). With respect to software which is recorded on machine-readable data carriers belonging to the Bank, the Bank need not turn these carriers over to the Lessor provided it erases the software registered thereon. The Bank shall also return or erase all software documentation and reference material provided by the Lessor.


                                     (S)16

                              Costs and Expenses

Lessor shall bear any and all costs, expenditures, taxes, deductions and fees (including court and administration costs as well as legal fees) arising out of or in connection with this

Translation: PMH/14.02.1997           29


Agreement, its preparation, performance or expiration, or resulting from the carrying out of the individual ATMs transactions.


                                     (S)17

                                    Notices

(1) Any and all notices, announcements or other communications made pursuant to the terms of this Agreement must be made in writing and delivered in person or sent by mail, telex (with answer back), facsimile (to be confirmed in writing) or electronic data transmittal (with confirmation of receipt). The communication is to be sent to those addresses and persons indicated on the signature page of this Agreement or to such other address which the recipient of such notice or communication may have indicated in writing to the other party. A written confirmation of posting or sending of a notice or a communication is proof of the other party's receipt thereof within the following time periods:

        a) If sent by mail, five days after being delivered to the respective post office; and

        b) If sent by telex, facsimile or electronic transfer, one day after transmission.

        The notice provisions provided for in this article do not affect the notice requirements for termination set forth in article 4, paragraph 4
        (c), article 9, paragraph 2 and Article 14, paragraph 2 and 3 hereof.

(2) Any and all notices, announcements or communications made pursuant to paragraph 1 hereof must to be in the German language or be accompanied with a German

Translation: PMH/14.02.1997           30


        language translation. In the event of discrepancy between the German and the foreign language text, the German text shall govern.


                                     (S)18

                     Applicable Law, Place of Performance,
                  Jurisdiction, and Language of the Agreement

(1) The law of the Federal Republic of Germany shall govern the terms of this Agreement.

(2) Cologne, the Federal Republic of Germany is deemed to be the place of performance for any and all duties and obligations provided for in this Agreement.

(3) The courts in Cologne, Federal Republic of Germany shall have exclusive jurisdiction over any dispute arising out of this Agreement; provided, however, that the Bank is entitled to bring a cause of action against the Lessor before any court in whose jurisdiction the Lessor may reside or have a branch office or assets.

(4) Only the German language version of this Agreement shall be executed by the parties. The German language version of this Agreement shall govern for purposes of interpretation of the terms hereof. Other versions of this Agreement prepared in other languages shall not be binding and shall serve merely as translations.


                                     (S)19

                                  Severability

In the event that this Agreement is deemed incomplete or to contain a provision which is invalid, the remaining provisions will remain unaffected thereby. The parties shall replace the invalid provision, or supplement the necessary missing provisions, with provisions which

Translation: PMH/14.02.1997         31

lead to the result which the parties would have agreed upon had they known of the invalidity or absence of the respective provisions.


                                     (S)20

                                 Modifications


Any and all modifications of the Agreement, including any modification of this article, must be made in writing. The parties shall complete those legal formalities necessary to render this Agreement valid and binding.

Translation: PMH/14.02.1997       32







----------------------------------------
Service Bank GmbH & Co. KG

Business Address:    Theodor-Heuss-Ring 19-21
                     50668 Colgone
                     Federal Republic of Germany
Contact Person:      Herr Kabs





----------------------------------------
Euronet Service GmbH i. Gr.

Business Address:    Johann-Friedrich-Bottger-Str. 23
                     63322 Rodermark
Contact Person:      Herr Seeger

Translation: PMH/14.02.1997           33


      Exhibit 6 to the Master Agreement between Service Bank and Euronet
      ------------------------------------------------------------------

The lessor's compensation shall be calculated in the following manner:


(a) 1.35% of the monthly amount of cash turnover generated in connection with the ATM transactions; subject to a reduction in the amount of DM 0,35 for each cash withdrawal transaction, provided that the average amount of such cash withdrawal transactions is DM 260. In the event that the average amount of the cash withdrawal transactions changes, then the above mentioned commission will be adjusted on a monthly basis with respect to the average amount of the cash turnover.


(b) The amount of this compensation shall be further reduced by the following amounts (the "Deductions"):


      (alpha) a monthly fixed deduction in the amount of DM 100,00 for each ATM covered by this agreement to the extent that the average number of transactions per ATM does not exceed 1,000 during the respective month. In the event that the average number of transactions per ATM exceeds DM 1,000, an additional deduction will be imposed equal to the average number of transactions per ATM over and above 1000 multiplied by DM 0.10 (ie., on transactions between 1,001 and 1,500,000). In the event that the total number of transactions exceeds 1,500,000 per month, the deduction will be increased to DM
              0.20 for every additional transaction (i.e., on transactions between 1,500,001 and 2,000,000). In the event that the total number of transactions exceeds 2,000,000 per month, the deduction will be increased to DM 0.30 for every additional transaction (i.e. on transactions between

Translation: PMH/14.02.1997           34


              2,000,001 and 5,000,000). In the event that the total number of transactions exceeds 5,000,000 per month, the deduction will be increased to DM 0.35 for every additional transaction.


       (beta) Those amounts which the bank must pay during the respective month in connection with authorization services provided by Bank-Verlag Koln or other service providers;


       (x) Those fees which the bank must pay, pursuant to its membership in Visa International Service Association's card organization, during the respective month, to Visa International Service Association or to other services providers which are connected to the Visa-payment system, to the extent that such fees are due on ATM transactions.


       All deductions shall be increased by the applicable VAT. In the event that the bank adjusts the fees charged for ATM transactions due to changes in the law or on account of changes in its business policy, or if the bank exonerates customers of certain credit institutions from such fees, the commission rate provided for in paragraph 2(a)(sic.)1 of this exhibit shall be adjusted accordingly.


(3) No service charge shall be applied against transactions undertaken with ec-cards, money cards or other credit or cash cards issued by the bank. These transactions shall not be taken into account in the calculation of the cash turnover pursuant to paragraph (2)(a)(sic.) of this exhibit nor in the calculation of the deductions pursuant to paragraph
       (2)(b)(sic.) of this exhibit.


(4) Compensation shall be paid on a monthly basis on every fifth work day of each month for the past month.

       The Lessor shall provide the bank, on the third work day of each month, with turnover figures which enable the bank to calculate, for the past month, the number of transactions as well as the amount of compensation due in connection with the ATMs covered by this Agreement.







Cologne, January 10, 1997                         Cologne, January 10, 1997






Service Bank GmbH & Co. KG                        Euronet Service GmbH i. Gr.